ACTEL CORPORATION

AMENDED AND RESTATED

EMPLOYEE RETENTION PLAN

December 1, 2005

Introduction

It is expected that Actel Corporation from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of these employees, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

The Board believes that it is in the best interests of the Company and its shareholders to provide these employees with an incentive to continue their employment and to motivate these employees to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

The Board believes that it is imperative to provide these employees with certain benefits upon continued employment following a Change of Control, which provides these employees with enhanced financial security and provides efficient incentive and encouragement to these employees to remain with the Company notwithstanding the possibility or occurrence of a Change of Control.

Accordingly, the following plan has been developed and adopted.

ARTICLE I.

ESTABLISHMENT OF PLAN

1. Establishment of Plan. As of the Effective Date, the Company hereby establishes an employee retention plan to be known as the “Employee Retention Plan” (the “Plan”), as set forth in this document. The purposes of the Plan are set forth in the Introduction.

2. Contractual Right to Benefits. This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

1. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Participant, (ii) the conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, and (iv) continued substantial violations by the Participant of the Participant’s employment duties which are demonstrably willful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his or her duties.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Change of Control Price. “Change of Control Price” shall mean the closing sale price of Company common stock on the NASDAQ Stock Market on the last trading day prior to the day upon which a Change of Control occurs.

(d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) Company. “Company” shall mean Actel Corporation, a California corporation, and any successor entities as provided in Article VI hereof.

(f) Disability. “Disability” shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Participant’s employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(g) Effective Date. “Effective Date” shall mean October 6, 1995.

(h) Employee. “Employee” shall mean a Participant, with reference to the period of his or her employment with the Company.

(i) Equity Plan. “Equity Plan” shall mean the Company’s 1986 Incentive Stock Option Plan or 1995 Employee and Consultant Stock Plan.

(j) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(k) Option. “Option shall mean an outstanding stock option under an Equity Plan.

(l) Participant. “Participant” shall mean an individual who meets the eligibility requirements of Article III.

(m) Plan. “Plan” shall mean this Actel Corporation Employee Retention Plan.

(n) Restricted Stock Unit. “Restricted Stock Unit shall mean a bookkeeping entry representing an amount equal to the fair market value of one share of Company common stock. Each Restricted Stock Unit is granted under an Equity Plan and represents an unfunded and unsecured obligation of the Company.

(o) Retention Payment. “Retention Payment” shall mean the payment of retention compensation as provided in Article IV hereof.

(p) Spread. “Spread” shall mean the dollar amount determined by subtracting (x) the aggregate exercise price of all shares subject to Options or Restricted Stock Units, as applicable, that are unvested and outstanding on the date of a Change of Control, and only to the extent that such Options or Restricted Stock Units are unvested, from (y) the Change of Control Price multiplied by the number of shares that are subject to such unvested Options or Restricted Stock Units.

(q) Termination Date. “Termination Date” shall mean (i) if a Participant’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Participant (provided that the Participant shall not have returned to the performance of the Participant’s duties on a full-time basis during such thirty (30) day period), (ii) if the Participant’s employment is terminated by the Company for any other reason, the date on which a notice of termination is given, or (iii) if the employment is terminated by the Participant, the date on which the Participant delivers the notice of termination to the Company.

ARTICLE III.

ELIGIBILITY

Each employee of the Company who, as of the date of any Change of Control, holds outstanding unvested stock options or unvested Restricted Stock Units under an Equity Plan shall be a Participant in the Plan. A Participant entitled to payment of a Retention Payment shall remain a Participant in the Plan until the full amount of the Retention Payment has been paid to the Participant.

ARTICLE IV.

RETENTION PAYMENTS

1. Right to Retention Payments. Subject to the provisions of Article IV.2., any payments to which a Participant is entitled pursuant to this Article IV shall be paid by the Company within ten (10) business days. Payments hereunder shall be made in cash, common stock of the Company or its acquirer, or a combination thereof, unless such payment would subject a participant to liability under Section 16 of the Exchange Act, in which case the payment shall be made in cash.

(a) Continued Employment Following a Change of Control. If a Participant remains employed with the Company or its acquirer six (6) months following a Change of Control, then the Participant shall be entitled to receive retention pay that has a fair market value, on the date of payment, equal to one-third of the Spread on such Participant’s Options and Restricted Stock Units that were unvested on the date of the Change of Control.

(b) Termination Following a Change of Control. If a Participant’s employment terminates at any time within six (6) months after a Change of Control, then, subject to subsection IV.2. hereof, the Participant shall be entitled to receive payments as follows:

(i) Involuntary Termination. If the Participant’s employment is terminated as a result of involuntary termination other than for Cause (an “Involuntary Termination”), then the Participant shall be entitled to receive retention pay that has a fair market value, on the date of payment, equal to one-third of the Spread on such Participant’s Options and Restricted Stock Units that were unvested on the date of the Change of Control.

(ii) Voluntary Resignation; Termination for Cause. If the Participant’s employment terminates by reason of the Participant’s voluntary resignation, or if the Participant is terminated for Cause, then the Participant shall not be entitled to receive benefits under this Plan.

(iii) Disability; Death. If the Company terminates the Participant’s employment as a result of the Participant’s Disability, or such Participant’s employment is terminated due to the death of the Participant, then the Participant shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and policies or pursuant to individual agreements with the Company at the time of such Disability or death.

(c) Termination Apart from Change of Control. In the event a Participant’s employment is terminated by the Company for any reason, either prior to the occurrence of a Change of Control or after the six (6) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies or pursuant to individual agreements with the Company other than this Plan.

2.	Limitation on Severance Payment.

(a) In the event that the Severance Payment under this Plan, when aggregated with any other payments or benefits received by a Participant, would (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Severance Payment under subsection IV.1. shall be reduced to such lesser amount that would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this subsection IV.2. shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this subsection IV.2., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection IV.2.

(b) Notwithstanding anything to the contrary in this Plan, any cash severance payments due to the Participant pursuant to this Plan or otherwise will not be paid during the six (6) month period following the Participant’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in the Plan would not cause the Participant to incur an additional tax under Internal Revenue Code Section 409A. If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to the Participant pursuant to this Plan or otherwise during the first six (6) months after the Participant’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Participant’s termination.

ARTICLE V.

OTHER RIGHTS AND BENEFITS NOT AFFECTED

1. Other Benefits. Neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan, agreement or arrangement.

2. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company.

3. Taxation of Plan Payments. All Severance Payments paid pursuant to this Plan shall be subject to regular withholding taxes.

ARTICLE VI.

SUCCESSORS TO COMPANY AND PARTICIPANTS

1. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection VI.1. or which becomes bound by the terms of this Plan by operation of law.

2. Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VII.

DURATION, AMENDMENT AND TERMINATION

1. Duration. This Plan shall terminate upon the earlier of (i) the date that all obligations of the Company or successor entities hereunder have been satisfied, or (ii) six (6) months after a Change of Control, unless sooner terminated as provided in Section VII.2. A termination of this Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Plan.

2. Amendment and Termination. The Board shall have the discretionary authority to amend the Plan in any respect by resolution adopted by a two-thirds or greater majority of the Board, unless a Change of Control has previously occurred. The Plan may be terminated by resolution adopted by a two-thirds or greater majority of the Board, provided that written notice is furnished to all Participants at least sixty (60) days prior to such termination, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan and Exhibits A and B thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

3. Form of Amendment. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

4. Code Section 409A. The Company and each Participant agree to work together in good faith to consider either (i) amendments to this Plan or (ii) revisions to the Plan with respect to the payment of any Severance Payments, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. It is intended that this Plan comply with Section 409A of the Code and all other applicable IRS guidance issued with respect to Section 409A to the extent applicable. Notwithstanding anything to the contrary in this Article VII.4., the Company reserves the discretion to revise the Plan as necessary, without the consent of any Participant, to comply with Section 409A of the Code.

ARTICLE VIII.

PLAN ADMINISTRATION

1. Appeal. A Participant or former Participant who disagrees with their allotment of benefits under this Plan may file a written appeal with the designated Human Resources representative. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of the employee’s Termination Date.

The appeal must state the reasons the Participant or former Participant believes he or she is entitled to different benefits under the Plan. The designated Human Resources representative shall review the claim. If the claim is wholly or partially denied, the designated Human Resources representative shall provide the Participant or former Participant a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

If the claim is denied, in whole or in part, the Participant may request a review of the denial at any time within ninety (90) days following the date the Participant received written notice of the denial of his or her claim. For purposes of this subsection, any action required or authorized to be taken by the Participant may be taken by a representative authorized in writing by the Participant to represent him or her. The designated Human Resources representative shall afford the Participant a full and fair review of the decision denying the claim and, if so requested, shall:

(a) Permit the Participant to review any documents that are pertinent to the claim;

(b) Permit the Participant to submit to the designated Human Resources representative issues and comments in writing; and

(c) The decision on review by the designated Human Resources representative shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the designated Human Resources representative is based.

2. Arbitration. If the appeal of a Participant or former Participant is denied, or if the outcome of said appeal is unsatisfactory to the Participant or former Participant, the sole remedy hereunder shall be arbitration as set forth below. Any dispute or controversy arising under or in connection with the Plan shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of his or her job with the Company. In consideration for the Participant’s or former Participant’s waiver of their right to litigate any such dispute or controversy in a court of law, and notwithstanding any contrary provisions of California law regarding allocation of attorney fees, costs and expenses in arbitration proceedings, the Company agrees to pay, on a monthly basis, the reasonable attorney fees, costs and expenses (as determined by the arbitrator) incurred in good faith by the Participant or former Participant in connection with any such arbitration regardless of the outcome of the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

ARTICLE IX.

NOTICE

1. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

2. Notice of Termination. Any termination by the Company for Cause or by the Participant as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Article II of this Plan. Such notice shall indicate the specific termination provision in the Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

ARTICLE X.

MISCELLANEOUS PROVISIONS

1. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

2. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

3. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

4. Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Plan shall mean the corporation that actually employs the Participant.

ARTICLE XI.

ERISA REQUIRED INFORMATION

1.	Plan Sponsor. The Plan sponsor and administrator is:

Actel Corporation

2061 Stierlin Court

Mountain View, CA 94043

(650) 318-4200

2.	Designated Agent. Designated agent for service of process:

Secretary

2061 Stierlin Court

Mountain View, CA 94043

(650) 318-4200

3.	Plan Records. Plan records are kept on a fiscal year basis.

4.	Funding. The Plan shall be funded solely from the Company’s general assets.